Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
ION GEOPHYSICAL CORPORATION
WITH AND INTO
INPUT/OUTPUT, INC.

Pursuant to Section 253 of the General Corporation Law of the State of Delaware

     Input/Output, Inc., a Delaware corporation (the “Company”), which desires to merge (the “Merger”) ION Geophysical Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Subsidiary”), with and into the Company on the terms set forth below, pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
     FIRST: That the Company owns 100% of the outstanding shares of each class of outstanding capital stock of Subsidiary.
     SECOND: That the Company’s board of directors, by the following resolutions adopted at a duly convened meeting of the Company’s board of directors held on August 21, 2007, determined to merge Subsidiary with and into itself:
     WHEREAS, Input/Output, Inc. (the “Company”) owns beneficially and of record all of the issued and outstanding shares of capital stock of ION Geophysical Corporation, a Delaware corporation (the “Subsidiary”); and
     WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company that the Subsidiary be merged with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “Merger”); and
     WHEREAS, pursuant to the terms of the Merger, the Company shall be the surviving corporation of the Merger and the Company shall change its name to “ION Geophysical Corporation.”
     NOW, THEREFORE, BE IT RESOLVED, that the Subsidiary be merged with and into the Company, and that the Company be the surviving corporation of the Merger;
     RESOLVED FURTHER, that the Merger shall become effective upon the filing of a Certificate of Ownership and Merger prepared and executed by an officer of the Company in the form required by Section 253 of the General Corporation Law of the State of Delaware, with the Secretary of State of the State of Delaware;
     RESOLVED FURTHER, that upon the effectiveness of the Merger, (i) the Company shall assume all of the liabilities and obligations of the Subsidiary, (ii) the name of the Company shall be changed from “Input/Output, Inc.” to “ION Geophysical Corporation” and (iii) Article One of the Restated Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as follows:
     ARTICLE ONE: “The name of the Corporation is ION Geophysical Corporation.”
     RESOLVED FURTHER, that except for the above-referenced amendment to Article One thereof, the Restated Certificate of Incorporation of the Company shall remain unchanged by the Merger and in full force and effect until further amended or restated in accordance with the General Corporation Law of the State of Delaware;
     RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of any holder thereof, each then-outstanding share of capital stock of the Company shall remain unchanged and shall continue to remain outstanding as one share of capital stock of the Company held by the person who was the holder of such share of capital stock of the Company immediately prior to the Merger;
     RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be canceled and no consideration shall be issued in respect thereof;
     RESOLVED FURTHER, that pursuant to the Merger, the name of the Company shall be changed to ION Geophysical Corporation on the form of new certificates of common stock of the Company, but such form of certificate shall remain identical and unchanged in all other respects to the current form of certificate of common stock of the Company;
     RESOLVED FURTHER, that the name on the corporate seal of the Company shall be changed to ION Geophysical Corporation but such seal shall remain identical and unchanged in all other respects to the current corporate seal of the Company;
     RESOLVED FURTHER, that the proper officers of the Company be and they hereby are authorized and directed to make and execute, in the name and on behalf of the Company, and for the purpose of effecting the Merger, a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge the Subsidiary and to assume all of its obligations and liabilities, and the date of adoption thereof, and to cause the same to be filed in the office of the Secretary of State of the State of Delaware, and to do all other acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or advisable to carry out and effectuate the purpose and intent of such resolutions relating to the Merger and the change of the corporate name of the Company;
     RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver all other instruments, effect all filings and qualifications, and take all further actions, that any of them deem to be necessary or appropriate to comply with local, state or federal laws in connection with the transactions contemplated by the Merger and the Certificate of Ownership and Merger and to otherwise carry out the purposes of the foregoing resolutions and to consummate the transactions contemplated by the Merger and the Certificate of Ownership and Merger.
     THIRD: That the Company does hereby merge the Subsidiary with and into the Company on the terms set forth in the foregoing resolutions, with the Company being the surviving corporation of the Merger.
     FOURTH: That from and after the effective time of the Merger, the Certificate of Incorporation of the Company shall be the Restated Certificate of Incorporation of the surviving corporation and that Article One of the Restated Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as follows:
     “The name of the Corporation is ION Geophysical Corporation.”
     FIFTH: That the Merger shall become effective at 4:00 p.m., Eastern Daylight Time, on September 21, 2007.
* * * * *

     IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer as of this 21st day of September, 2007.

INPUT/OUTPUT, INC.
By:	/s/ Robert P. Peebler
	Name:	Robert P. Peebler
	Title:	President and Chief Executive Officer